UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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SPECIALIZED DISCLOSURE REPORT
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VIEW, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39470	84-3235065
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 South Milpitas Blvd.
Milpitas, California, 95035
(Address principal executive offices, including zip code)

Bill Krause
Chief Legal Officer
(408) 263-9200
(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ______.

Section 1 – Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

A copy of View, Inc.’s Conflict Minerals Report for the year ended December 31, 2022 is attached as Exhibit 1.01 hereto and is publicly available at investors.view.com.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 Conflict Minerals Report of View, Inc. for the year ended December 31, 2022, as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 31, 2023	View, Inc.

	By:	/s/ Bill Krause
	Name:	Bill Krause
	Title:	Chief Legal Officer